McDonnell Douglas Finance Corporation and Subsidiaries              EXHIBIT 12
Computation of Ratio of Income to Fixed Charges



                                                Three months ended
                                                    March 31,
(Dollars in millions)                            1995        1994

Income:
Income before taxes on income                  $ 14.5      $   13.2
Fixed charges                                    26.6          29.1
					      ---------------------
Income before taxes on income and fixed
  charges					$ 41.1     $   42.3
					      =====================

Fixed charges:
Interest expense                               $ 25.7      $   28.2
Preferred stock cash dividends                    0.9           0.9
					      ----------------------
                                               $ 26.6      $   29.1
					      ======================


Ratio of income before taxes on income and
  fixed charge to fixed charges                    1.55          1.45
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